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                                                                  EXHIBIT 3.3(a)

                               AMENDMENT NO. 6 TO
                           AMENDED AND RESTATED BYLAWS
                             OF PTEK HOLDINGS, INC.
                           (EFFECTIVE OCTOBER 1, 2001)

         Article Five of the Amended and Restated Bylaws of PTEK Holdings, Inc. is hereby amended by adding a new Section 5.8 as follows, and by renumbering Sections 5.8, 5.9, 5.10 and 5.11 as Sections 5.9, 5.10, 5.11 and 5.12:

              "5.8 President of Global Services. The President of Global
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         Services (if there be one) shall perform such duties and have such authority as from time to time may be designated by the Board of Directors or the Chief Executive Officer."